                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 3)(1)

                            Wireless Facilities, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock Par Value $0.001
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                    97653A103
          ------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
          ------------------------------------------------------------
             (Date of Event which requires filing of this Statement)

     Check the appropriate box to designate the Rule pursuant to which this
Schedule is filed:

     / /      Rule 13d-1(b)
     /X/      Rule 13d-1(c)
     / /      Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 97653A103                     13G                         Page 2 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners IX, Limited Partnership
     06-1556218

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 1,933,000 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           Not applicable
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        1,933,000 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,933,000 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     3.9%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 3 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates IX, LLC
     06-1556230

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           1,933,000 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 1,933,000 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,933,000 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     3.9%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 4 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates Fund - A, Limited Partnership
     06-1571899

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 46,400 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           Not applicable
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        46,400 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     46,400 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 5 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates Fund, Limited Partnership
     06-1556229

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 20,600 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           Not applicable
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        20,600 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     20,600 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.0%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 6 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak IX Affiliates, LLC
     06-1556233

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           67,000 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 67,000 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     67,000 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.1%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 7 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Investment Partners X, Limited Partnership
     06-1601019

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 8,877,604 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           Not applicable
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        8,877,604 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,877,604 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     15.6%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 8 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Associates X, LLC
     06-1630661

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           8,877,604 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 8,877,604 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     8,877,604 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     15.6%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                         Page 9 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak X Affiliates Fund, Limited Partnership
     06-1622220

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 142,466 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           Not applicable
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        142,466 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 Not applicable

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     142,466 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     PN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 10 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak X Affiliates, LLC
     06-1630662

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           142,466 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 142,466 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     142,466 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     0.3%

12.  Type of Reporting Person*
     OO-LLC

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 11 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Oak Management Corporation
     06-0990851

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Delaware

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           11,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 11,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     18.6%

12.  Type of Reporting Person*
     CO

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 12 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Bandel L. Carano

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 0 Shares of Common Stock

Number of                6.      Shared Voting Power
Shares                           11,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        0 Shares of Common Stock
Person With:
                         8.      Shared Dispositive Power
                                 11,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     18.6%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 13 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Gerald R. Gallagher

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           2,000,000 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 2,000,000 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,000,000 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     4.0%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 14 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Edward F. Glassmeyer

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           11,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 11,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     18.6%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 15 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Fredric W. Harman

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           11,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 11,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     18.6%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 16 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     Ann H. Lamont

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           11,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 11,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     11,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     18.6%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

Cusip No. 97653A103                     13G                        Page 17 of 29

1.   Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (entities only)

     David B. Walrod

2.   Check the Appropriate Box if a Member of a Group*                  (a)  / /
                                                                        (b)  /X/

3.   SEC Use Only

4.   Citizenship or Place of Organization
     United States

                         5.      Sole Voting Power
                                 Not applicable

Number of                6.      Shared Voting Power
Shares                           9,020,070 Shares of Common Stock
Beneficially
Owned by Each            7.      Sole Dispositive Power
Reporting                        Not applicable
Person With:
                         8.      Shared Dispositive Power
                                 9,020,070 Shares of Common Stock

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     9,020,070 Shares of Common Stock

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares*       / /

11.  Percent of Class Represented by Amount in Row (9)
     15.8%

12.  Type of Reporting Person*
     IN

                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                Amendment No. 3*
                          Common Stock Par Value $0.001
                               CUSIP No. 97653A103

ITEM 1(a)    NAME OF ISSUER:
             Wireless Facilities, Inc.

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             4810 Eastgate Mall
             San Diego, California 92121

ITEM 2(a)    NAME OF PERSON FILING:

       Oak Investment Partners IX, Limited Partnership
       Oak Associates IX, LLC
       Oak IX Affiliates Fund - A, Limited Partnership
       Oak IX Affiliates Fund, Limited Partnership
       Oak IX Affiliates, LLC
       Oak Investment Partners X, Limited Partnership
       Oak Associates X, LLC
       Oak X Affiliates Fund, Limited Partnership
       Oak X Affiliates, LLC
       Oak Management Corporation
       Bandel L. Carano
       Gerald R. Gallagher
       Edward F. Glassmeyer
       Fredric W. Harman
       Ann H. Lamont
       David B. Walrod

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       c/o Oak Management Corporation
       One Gorham Island
       Westport, Connecticut 06880

ITEM 2(c)    CITIZENSHIP:

             Please refer to Item 4 on each cover sheet for each filing person.

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common stock, par value $0.001 per share

ITEM 2(e)    CUSIP NUMBER: 97653A103

ITEM 3       Not applicable

ITEM 4       OWNERSHIP.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Persons is based upon 48,187,337 shares of Common Stock outstanding as of November 7, 2002, as reported in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, plus shares issuable upon exercise of options to acquire Common Stock and upon the conversion of Series A Preferred Stock and Series B Preferred Stock as described herein.

     Amounts shown as beneficially owned by each of Oak Investment Partners X, Limited Partnership ("Oak Investment X"), Oak Associates X, LLC, Oak Management Corporation ("Oak Management"), Bandel L. Carano, Edward F. Glassmeyer, Fredric
W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 19,684 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Investment X, (ii) the 6,889,520 shares of Common Stock into which the shares of Series A Preferred Stock held by Oak Investment X may be converted, and (iii) the 1,968,400 shares of Common Stock into which the shares of Series B Preferred Stock held by Oak Investment X may be converted.

     Amounts shown as beneficially owned by each of Oak X Affiliates Fund, Limited Partnership ("Oak Affiliates X"), Oak X Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Fredric W. Harman, Ann H. Lamont and David B. Walrod include (i) currently exercisable options to purchase 316 shares of Common Stock, which may be deemed to be held by Bandel L. Carano on behalf of Oak Affiliates X, (ii) the 110,550 shares of Common Stock into which the shares of Series A Preferred Stock held by Oak Affiliates X may be converted, and (iii) the 31,600 shares of Common Stock into which the shares of Series B Preferred Stock held by Oak Affiliates X may be converted.

     Amounts shown as beneficially owned by each of Oak Investment Partners IX, Limited Partnership ("Oak Investment IX"), Oak Associates IX, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the 1,933,000 shares of Common Stock into which the shares of Series B Preferred Stock held by Oak Investment IX may be converted.

     Amounts shown as beneficially owned by each of Oak IX Affiliates Fund-A, Limited Partnership ("Oak Affiliates-A IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the 46,400 shares of Common Stock into which the shares of Series B Preferred Stock held by Oak Affiliates-A IX may be converted.

     Amounts shown as beneficially owned by each of Oak IX Affiliates Fund, Limited Partnership ("Oak Affiliates IX"), Oak IX Affiliates, LLC, Oak Management, Bandel L. Carano, Edward F. Glassmeyer, Gerald R. Gallagher, Fredric
W. Harman, and Ann H. Lamont include the 20,600 shares of Common Stock into which the shares of Series B Preferred Stock held by Oak Affiliates IX may be converted.

     By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of the Issuer. Each Reporting Person disclaims the existence of a "group" and disclaims beneficial ownership of all shares of Common Stock or securities convertible into or exercisable for Common Stock other than any shares or other securities reported herein as being owned by it, him or her, as the case may be.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

ITEM 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable

ITEM 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable

ITEM 9       NOTICE OF DISSOLUTION OF GROUP.

     Not applicable

ITEM 10      CERTIFICATIONS.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

SIGNATURE:

     Dated: February 7, 2003

Entities:

Oak Investment Partners IX, Limited Partnership
Oak Associates IX, LLC
Oak IX Affiliates Fund - A, Limited Partnership
Oak IX Affiliates Fund, Limited Partnership
Oak IX Affiliates, LLC
Oak Investment Partners X, Limited Partnership
Oak Associates X, LLC
Oak X Affiliates Fund, Limited Partnership
Oak X Affiliates, LLC
Oak Management Corporation

                                              By:    /s/ Edward F. Glassmeyer
                                                   -----------------------------
                                                      Edward F. Glassmeyer, as
                                                      General Partner or
                                                      Managing Member or as
                                                      Attorney-in-fact for the
                                                      above-listed entities

Individuals:

Bandel L. Carano
Gerald R. Gallagher
Edward F. Glassmeyer
Fredric W. Harman
Ann H. Lamont
David B. Walrod

                                              By:    /s/ Edward F. Glassmeyer
                                                   -----------------------------
                                                      Edward F. Glassmeyer,
                                                      Individually and as
                                                      Attorney-in-fact for the
                                                      above-listed individuals

                                INDEX TO EXHIBITS

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
EXHIBIT A                 Agreement of Reporting Persons                     23

EXHIBIT B                 Power of Attorney                                  24